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                                                                    EXHIBIT 5


                                 LAW OFFICES OF
                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
       A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                              695 TOWN CENTER DRIVE
                        COSTA MESA, CALIFORNIA 92626-1924
                            TELEPHONE (714) 668-6200
                            FACSIMILE (714) 979-1921
                              INTERNET www.phjw.com


                                January 14, 1997




Inland Casino Corporation
4225 Executive Square, Suite 1650
La Jolla, California 92037

     Re:          1996 Nonemployee Directors Stock Option Plan

Ladies and Gentlemen:

                  We have acted as counsel for Inland Casino Corporation, a Utah corporation (the "Company"), in connection with the 1996 Nonemployee Directors Stock Option Plan of the Company (the "Plan"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of the Company's common stock, $.001 par value per share (the "Common Stock"), that may be issued and sold pursuant to the Plan will be, when issued and sold in accordance with such Plan, duly authorized, validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 to be filed by the Company on or about January 14, 1997, to effect registration of the shares of Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933, as amended.

                              Very truly yours,



                              /s/ Paul, Hastings, Janofsky & Walker LLP